Q1 FY26 2 From the CEO Fellow shareholders, We had an incredible Q1 at Atlassian. Total revenue grew to $1.4 billion, up 21% year-over-year (YoY). Our strong execution powered Cloud revenue of $998 million (up 26% YoY), and accelerated RPO to $3.3 billion (up 42% YoY). These achievements are the direct result of the amazing headway we’re making across our three top priorities of Enterprise, AI, and System of Work. The use of our AI capabilities continues to rise at a rapid clip, as customers realize the differentiated value of the Atlassian platform. It starts with our Teamwork Graph, which now tracks more than 100 billion objects and relationships – connecting people, work, and context across the enterprise – enabling smarter automation, deeper insights, and unmatched productivity gains for our customers. We combine this with the enterprise-grade permissioning, compliance, and governance that’s built into our platform – trusted by over 300,000 customers, including over 80% of the Fortune 500, to unleash the potential of their teams. We now have over 3.5 million monthly active users (MAU) of our AI capabilities, once again up 50% quarter-over-quarter, and growing by the day. What’s more, we analyzed a cohort of Atlassian customers and found that those using AI code generation tools like GitHub Copilot, Claude Code, Cursor, and Replit expand their paid seats on Jira at a rate that’s approximately 5% higher than those who don’t - even when Rovo Dev is excluded - demonstrating the mission-critical role we play in powering teamwork, business processes, and workflows across all teams in the AI era. AI is directly driving demand for our cloud offerings. Customers are looking to unlock the full capabilities of our AI-powered cloud platform, directly resulting in strong migrations from Data Center to Cloud (up more than 2x over the prior year), and catalyzing upgrades to Teamwork Collection, which continue to exceed our early expectations. This comes through in our strong Q1 Cloud results and gives us the confidence to raise our Cloud revenue outlook for the year. Now, with Rovo connected to Atlassian and our internal systems, tens of thousands of users can ask questions in plain language and get instant answers. Experts reclaim their time, knowledge is easy to access, and the team can deliver high-quality products faster. Tobias Langjahr Product Manager ATLASSIAN + MERCEDES-BENZ AG And, after years of thoughtfully building out our cloud platform, we made the strategic decision to announce the end of life of our Data Center offering and introduce ‘Atlassian Ascend’ to help our customers upgrade to Cloud over the coming years. Our cloud platform is critical to ensuring all of our customers can enjoy a cloud-first experience like Ford, Expedia, NetApp, and Databricks . Hundreds of customers like Wells Fargo chose to migrate to Atlassian’s cloud platform this quarter in order to unlock new capabilities to drive productivity and innovation across their organization.

Q1 FY26 3 With AI woven into every layer of Teamwork Collection - from automating workflows and surfacing insights to enabling intelligent agents that accelerate productivity - AI is not just an add-on, but the engine powering modern teamwork. Today, 50% of users of our core products are from business teams, and the hundreds of Teamwork Collection deals closed during Q1 give us confidence it’s driving further wall-to-wall adoption across HR, marketing, legal, finance, and other business teams within our customer base. While Teamwork Collection hasn’t even been in the market for two full quarters, we’re seeing great results, including strong edition upgrades, a double-digit percentage increase in users, and consistent consolidation from competitor tools. As a product marketer, never in my entire 20+ year career have I been able to so easily connect my work with the product team’s work so that we can plan how to go to market together. Now with our Atlassian System of Work elevated with Tempo’s apps and Rovo, we have more control, visibility, and collaboration. It makes our work better and life so much more joyful! Evelyn Watts Senior Director of Product Marketing ATLASSIAN + TEMPO Alongside another quarter of great execution across R&D and GTM, we also acquired The Browser Company and entered into a definitive agreement to acquire DX - two very different but strategic plays for Atlassian (more on these below). We achieved a lot in Q1, and amongst it all, we continue to play to our strengths: being long-term focused and making hard decisions, while playing offense when opportunities present themselves. Our decision to go all-in on Cloud by sunsetting our Data Center offering, our launch of multiple new Collections at Team ’25 Europe, our increasing AI capabilities delivering 50% quarter-on-quarter growth in AI MAU, our recent acquisition announcements, and our incredible momentum across migrations are a culmination of thoughtful planning and strategic decisions focused on our future success. No slowing down now. We’re poised to ascend to greater heights. Ascending into the Cloud Early customer feedback on our Atlassian Ascend program has been overwhelmingly positive. With all the innovation in AI we’ve been delivering in cloud, customers have been looking to make the upgrade, and this program helps them jumpstart their migration planning and bring them ever closer to unlocking the AI-powered potential of their teams on the Atlassian cloud platform. Years of meticulous planning for this moment are paying off now. Guided by our core value of “Don’t #@!% the customer” and our experience sunsetting our Server offerings, we are confident that now is the time to accelerate our customers’ journey to the cloud. Along with our amazing global partners, we will upgrade our remaining customers to the cloud over the coming years. Atlassian Ascend includes migration programs, trials, incentives, FastShift, and other key resources to support every customer’s needs. And these programs are already yielding results. Through strong partnerships between our engineering and support teams, nearly half a million users have accelerated their migration journey to cloud over the past year through the initial pilot of the FastShift program.

Alongside Atlassian Ascend, we announced a number of key enterprise-grade platform updates to help customers plan their journey to cloud, including Atlassian Isolated Cloud Early Access, and Atlassian Government Cloud General Availability. We also updated our cloud roadmap to include scaling Confluence to 250k users, and FedRAMP® High and IL5 compliance standards.

Since migrating 30k seats from Data Center to Cloud, Expedia Group is tapping into AI-powered collaboration with the Atlassian cloud platform.

ATLASSIAN + EXPEDIA GROUP

We used the FastShift program to migrate Jira and Confluence users to cloud in three months. I don't think we could have moved as quickly as we did without Atlassian's FastShift team...it helped us manage the time effectively to have a partner in the room to get through some of the really big decisions and complex technical challenges.

For [organizations considering] the decision to move to Cloud with AI...Don't wait...it's so valuable to our company now that we've moved over.

Becky Wilson
Sr. Director Enterprise Applications[1]

expedia group

Attacking AI opportunities

Rovo

At Team '25 Europe, we announced the rollout of Rovo across Standard editions and its inclusion across all Atlassian apps and Collections, making Rovo truly central to the Atlassian cloud platform.

In the last six months, **Rovo agents have helped automate 2.4 million workflow automations across our customer base**. This incredible rate of adoption is a testament to the differentiated experience it creates for our customers, the steady drumbeat of innovation and improvements from our R&D muscle, and the strategic AI partnerships we are forming. Last quarter, we announced our Google Cloud and Anthropic partnerships, and since then, we launched AI partnerships with leading vendors across our markets, from business teams (like Databricks, Box, Figma, Canva, Hubspot and Mistral) to software teams (like Cursor, OpenAI, Github, Lovable and Cognition) to IT and operations teams (like New Relic, Dynatrace and BigPanda).


Meet Rovo
Rovo works everywhere

ATLASSIAN Q1 FY26

4

Q1 FY26 5 The Browser Company of New York The Browser Company means a big swing into a new market for us – the AI browser. We are at a pivotal moment where AI is reshaping knowledge work, and the browser is evolving into the central operating system for this transformation. One billion knowledge workers spend eight or more hours each day in their browser – using web-based SaaS applications to get their work done. But traditional browsers aren’t curated to this audience; they are built for the masses: your mom and dad, your teenager, or your tradie when they’re off the tools (so to speak). The Dia browser is built for enterprises for the AI era. It is thoughtfully designed, seamlessly integrates with your work applications, and is equipped with memory and skills to connect SaaS apps, tabs, and tasks, and streamline knowledge work. Combined with our enterprise-grade security, Dia will protect company data and address the growing need for secure tools in an Al-dominated landscape.  AI acquisitions Over the past two decades, we have always operated with a long-term focus. We look to position ourselves so that we can agilely take advantage of opportunities when they present themselves. This approach has suited us and our customers well. Loom is another great example of our strategic, long-term approach across AI acquisitions. Since its acquisition two years ago, Loom has more than doubled to become a $100+ million ARR standalone business (not counting any contribution from its inclusion in Teamwork Collection). This growth is fueled by its AI-enabled editions, which are growing >100% YoY as customers look to take advantage of AI-powered capabilities such as AI editing, AI content generation, and AI meeting transcription. Over the last year, Loom users have created over 100 million videos and meeting recordings, driving massive efficiency gains and seamless knowledge sharing at scale for our customers. What’s more, all this unstructured data adds valuable context to our Teamwork Graph, enabling Rovo agents to push work forward. We are once again focused on the long term in making a bold bet with our acquisition of The Browser Company and further strengthening one of our core businesses with our intent to acquire DX. Both deals are really exciting in very different contexts. This has resulted in an improved AI experience. Today, Rovo Search powers over 3 million users worldwide, making it one of the world’s most widely used enterprise search engines. Over 78% of those users say Rovo is better than any search experience they have had in the past. Since January, we have made more than a 20% improvement in search relevance, alongside a 35% improvement in search performance. And what’s more, when we surveyed customers at Team '25 Europe, 74% of respondents said they expect to increase usage of Atlassian products in their organization due to their use of Gen AI tools. + The Browser Company brings the expertise of building beloved browsers – which combined with our 20+ years of understanding knowledge worker needs – makes for an incredibly exciting opportunity to supercharge our System of Work.

DX

When it comes to DX, this proposed acquisition supports another important audience, software teams, who are increasingly evolving how they work with AI. As the demand for engineering intelligence grows, DX has quickly established itself as a market-leading product, with customers like Pfizer, Pinterest, and Xero. With over 300 customers, bringing DX into the fold will mean many cross-sell opportunities to our huge customer base. And with the **current adoption of engineering intelligence at Fortune 500 companies currently at 15% and projected to reach 60% by 2028**, we expect a high interest from CIOs and CTOs of our largest enterprise customers.


+ DX
Dev Joy tooling
and insights for
all our customers
Atlassian has entered into an agreement to acquire A Software Company, d/b/a DX. The deal is expected to close in the second quarter of Atlassian's 2026 fiscal year, subject to regulatory approval and the satisfaction of closing conditions. References to DX and its products in this document reflect Atlassian's general business plans for the future integration of DX with Atlassian following the closing of the transaction. Until closing, Atlassian and DX continue to operate independently.

The DX deal only strengthens our position with software teams. Atlassian was named a **Leader in the 2025 Gartner® Magic Quadrant™ for DevOps platforms[2] for the third year in a row**, with the highest and furthest placement for its Ability to Execute and Completeness of Vision. As we work to integrate DX into the Atlassian platform, we'll combine their DevEx Cloud and Data Cloud with Atlassian apps, enhancing our overall value proposition by accelerating delivery and improving tracking of developer productivity for leadership teams.

It's important to note that despite both deals, our previously communicated non-GAAP operating margin target of 25%+ for fiscal year 2027 remains unchanged.

~~

We're infusing AI into every part of our platform. This isn't limited to just Rovo. Specific AI capabilities are built into each collection, creating unique experiences tailored for the teams they serve.

We've made a lot of headway here, particularly across Service, Software and Teamwork collections.


ALL TEAMS
SOFTWARE TEAMS
PRODUCT TEAMS
SERVICE TEAMS
LEADERSHIP TEAMS
APPS
AGENTS
SKILLS
ROVO
ATLASSIAN PLATFORM

ATLASSIAN Q1 FY26 6

Q1 FY26 7 Our newly announced Software Collection helps engineering orgs deliver high-quality software, fast. It improves productivity, culture, and quality with the AI-enabled system for every software team. It includes four core apps: Dev Productivity + Dev Experience, Bitbucket Source Code Management, Bitbucket Pipelines, Compass, with DX coming soon, along with Rovo for developers in the form of Rovo Dev. Rovo Dev has launched as a separate SKU and is now generally available for planning, coding, reviews, and automating repetitive work at scale. Rovo Dev accelerates the software development life cycle by removing friction, improving code quality, and keeping developers in flow. AI results are only as good as the data behind them, and one of the significant advantages Atlassian has is context. All this contextual data is what has allowed Rovo Dev to achieve the number one ranking on SWE-Bench, an industry benchmark for real-world software engineering tasks. Internally, we’ve seen a 45% improvement in pull request (PR) cycle time where Rovo Dev is used, and 51% of potential security vulnerabilities at Atlassian are now automatically resolved with Rovo Dev, which has allowed us to cut our issue cycle time by 42%. And customers in our beta program have been able to use the Rovo Dev review agent to shorten their PR cycle times by 32%. Atlassian’s newest collection, Service Collection, empowers teams to deliver exceptional, AI-driven service experiences to employees and customers through the Atlassian System of Work. It includes three core apps: Jira Service Management, Assets, and Customer Service Management, along with Rovo. Today, over 65,000 customers, including 50% of the Fortune 500, are leveraging Jira Service Management. Many of these customers are switching from legacy ITSM solutions, like The Warehouse Group, which realized a 14x faster implementation time and approximately 25% lower total cost of ownership since making the switch to Jira Service Management. At Team ’25 Europe, customers like BMG, Arvato Systems, Flutter Entertainment, Elkjøp Nordic, and FanDuel shared how they use apps in Service Collection to improve onboarding, IT operations, support, and scale cloud services. We’re playing offense by building an AI-native Customer Service Management offering that takes advantage of AI-driven market disruption, connecting frontline teams with their counterparts in development, operations, and business teams. Business success relies on building the best products and services faster than the competition. And now, thanks to AI, products can be shipped faster than ever, which means customer demands for uptime, availability, and performance have never been higher. And globally distributed workforces? Their expectations for the employee experience have changed, too. Enter: Service Collection. Rovo Dev isn’t just about faster coding. It’s about reimagining the entire software development life cycle. By accelerating iteration cycles, enhancing code quality, and unlocking real AI-driven leverage, it turns development into a strategic advantage. Abhi Abhishek SVP Global Engineering ATLASSIAN + OUTREACH

Teamwork Collection

Teamwork Collection is the foundation of Atlassian's System of Work, providing a unified, AI-native collaboration experience that helps teams plan, communicate, and deliver work at scale. It includes three core apps: Jira, Confluence, and Loom, along with Rovo.

Teamwork Collection customers like **Applied Systems**, **Wendy's**, and **KPN** are gaining a set of new AI capabilities to help customers work faster, smarter, and together with AI. Customers can now assign work to agents in Jira, allowing technology and business users alike to assign Jira work items to 1st-party or 3rd-party AI agents like **Canva**, **Cursor**, **Databricks**, and **GitHub**, to complete work on their behalf. Additionally, Rovo now supports project management skills in Jira, creating Jira work items automatically from a project brief document, suggesting updates for work items, and keeping the project tidy by deleting duplicate items and archiving old ones.

AI continues to be a huge reason customers upgrade to Teamwork Collection. Customers are seeing the value of Atlassian's differentiation when it comes to AI - our opinionated Teamwork Graph, along with enterprise-grade permissioning, compliance, and governance that's built directly into our platform, creating an unmatched experience for day-to-day work.



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ATLASSIAN Q1 FY26 8

Q1 FY26 Everything we’ve delivered this quarter is a culmination of careful planning and bold decisions to relentlessly innovate across our entire cloud platform. When you look across the Atlassian portfolio, you’ll see we’ve push, push, pushed in every area of it, with sensible thoughtfulness to sustain strong growth. So, here’s to a great quarter of execution. We’ve done the work. The opportunity is ours. Let’s go 🤜🤛 9 Leadership Updates We are thrilled to announce that Tamar Yehoshua will join Atlassian as Chief Product and AI Officer on November 17, 2025. Tamar brings exceptional experience to Atlassian as a seasoned product leader who has led product strategy at scale. Tamar joins us from Glean, where she served as President of Product and Technology. Prior to this, Tamar was the Chief Product Officer at Slack and a VP leading product and engineering teams for Google Search. We can’t wait for Tamar to join us in the most exciting phase of growth yet for Atlassian. Additionally, as Joe Binz approaches four years as CFO at Atlassian, he will be retiring. We have mutually decided that the right time for Joe to transition out of the company is at the end of the fiscal year, June 30, 2026. We are grateful for Joe’s time at Atlassian, where he shepherded the company through a transformational period from Server to Cloud, helped scale our enterprise business, and built a world-class finance organization. We have initiated a search for our next Chief Financial Officer. ~~ Mike Cannon-Brookes CEO and Co-founder - Mike

Q1 FY26 10  But wait, there’s more game-changing innovation coming out of Team '25 Europe Added support of 50k users on a single site for Jira Service Management to our roadmap Atlassian Isolated Cloud is coming in 2026 and will be supported in new regions Data residency is now available for Rovo, Analytics, and Focus with Goal, Projects, and Home coming soon AI capabilities in Teamwork Collection will soon allow users to record a video of a bug in Loom, then seamlessly generate a work item in Jira Funds in Focus & Talent allows leaders to understand budgets, actuals, and trends against what matters: their strategy and outcomes, all in one place AI-powered employee support (HRSM) through Rovo Service will soon help streamline HR onboarding and employee service workflows with the available third party integrations with Workday, Workato, Okta, Docusign, and Entra The Loom app will soon have Rovo Chat standing by to pull from the live meeting transcript and Teamwork Graph to answer your questions in real-time Rovo Chat accepts multimodal input (image, PDF, voice) and has personalized memory to enhance accuracy and speed Rovo Skills Directory provides a growing library of pre-built, cross-app skills that customers can use to accelerate automation and build more powerful agents Increased Rovo admin control: usage visibility, AI access controls, and Atlassian hosted LLM options provide governance, transparency, and security Assets is now a Platform app that empowers any team—not just IT—to manage and connect key business objects as digital assets Projects coming soon as a Platform app to provide a source of truth for project communications, status, and progress—no matter where work happens Portfolio Insights is available now and is a free, cloud-based feature within Atlassian Administration that provides admins with a singular view of the customer’s Atlassian footprint across both Cloud and Data Center environments Units are coming soon and are secure, connected workspaces that sit between the organization and its sites, adding a new layer of control and flexibility. They enable all customers to have a consistent boundary for AI-powered cross-app experiences and platform apps Conversational Analytics are coming soon and are new capabilities that make it easier for customers to ask questions and get actionable insights from their data 1- Taken from Team ’25 Europe, “Putting AI to work with the Atlassian Cloud Platform” 2- Gartner, Magic Quadrant for DevOps Platforms, Keith Mann, George Spafford, Bill Holz, Thomas Murphy, 22 September 2025. Gartner does not endorse any vendor, product or service depicted in its research publications and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice. GARTNER is a registered trademark and service mark of Gartner and Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved.

Atlassian at-a-glance

>300K customers across all industries

$67B market opportunity growing **13%** annually


EMEA
41%
Asia Pacific
11%
Revenue by Geography
Americas
48%

>500 customers who spend **$1M+**

The three markets we serve

Software development

$17B SAM

growing **9%** annually

Service management

$15B SAM

growing **13%** annually

(**$6B** ITSM + **$9B** non-ITSM)

Work management

$35B SAM

growing **14%** annually

By the numbers

Technical teams · Business teams


52%
User diversity
48%

>125K

Jira customers

NAMED A **Leader** in the Gartner® Magic Quadrant™ for DevOps Platforms[1]


51%
User diversity
49%

>60K

Jira Service Management customers

NAMED A **Leader** in The Forrester Wave™: Enterprise Service Management, Q4 2023


50%
User diversity
50%

>100K

Confluence customers

NAMED A **Leader** in The Forrester Wave™: Knowledge Management Solutions, Q4 2024

Notes: Unless otherwise noted, financial data reflected is as of or for the fiscal year ending June 30, 2025. Market opportunity data is as of or for the fiscal year ending June 30, 2024.
The user diversity breakdown by product is based on a sample of 5 million+ Jira and Confluence Cloud users and 1 million+ Jira Service Management users as of March 31, 2024.

1– Gartner, Magic Quadrant for DevOps Platforms, Keith Mann, George Spafford, Bill Holz, Thomas Murphy, 22 September 2025. Gartner does not endorse any vendor, product or service depicted in its research publications and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this Shareholder Letter), and the opinions expressed in the Gartner Content are subject to change without notice. GARTNER is a registered trademark and service mark of Gartner and Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates in the U.S. and internationally and are used herein with permission. All rights reserved.

Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. For more information, read about Forrester's objectivity here.

ATLASSIAN Q1 FY26 11

Q1 FY26 12 A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. Joe Binz Chief Financial Officer Financial highlights All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. DLMN.OLN#LIAADM!FS#L%% AD++!DFMOGGLS G.PFL4O".%OCTACMPMCNOF"NC%"P"".%MCNAC.P"ECO CL##3I+NCM+"#"#-N#G #L  %% %%' 0 6L#MOFNM CRC.4C   )()   .--. 6NLOOMNLDGP   - ,( -  - 6NLOO-"NEG. %   :MCN"PG.E,LOO ,))- ) -. :MCN"PG.E-"NEG. )  %  9CP,LOO  .-   ()-, 9CP,LOOMCNOF"NC$%G,4PC%  %(   % . 2"OFD,LSDNL-LMCN"PGL.O  (.-  .  ( 4I+0 6L#MOFNM 6NLOOMNLDGP  () ,-- . .- 6NLOO-"NEG. )%   :MCN"PG.EG.AL-C )((,., (,.  :MCN"PG.E-"NEG. %%( %%) 9CPG.AL-C (-,  - 9CPG.AL-CMCNOF"NC$%G,4PC%  %  %-- 5NCCA"OFD,LS  , ) - ) . First quarter fiscal year 2026 highlights Strong sales and partner execution, combined with continued product innovation, drove a solid start to the fiscal year with revenue, non-GAAP gross profit, and non-GAAP operating income exceeding our expectations.  Revenue growth was primarily driven by paid seat expansion, higher average revenue per user (ARPU), and cross-sell of additional products. Gross profit and operating income benefited from revenue outperformance and improving cloud gross margins. As Mike highlights above, we are making strong, steady progress across our key strategic priorities of enterprise, AI, and System of Work, which enable customers all over the globe to accelerate teamwork, automate business processes and workflows, and unleash knowledge at scale. Our R&D engine continues to deliver differentiated customer value through innovative AI capabilities, which serve as a driving force for Data Center to Cloud migrations and adoption of Teamwork Collection. Through our broad investments in enterprise, customers are increasingly making larger, multi-year cloud commitments, driving an acceleration of growth in remaining performance obligation (RPO), as well as sustained Cloud revenue growth. All in, we remain focused on delivering consistent innovation, execution, and progress in pursuit of these strategic priorities that enable durable long-term growth and profitability. First quarter fiscal year 2026 financial summary (U.S. $ in thousands, except percentages and per share data)

Q1 FY26 Highlights for Q1’26 include: All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. • Revenue of $1.4 billion increased 21%, driven by growth in our cloud offerings. • GAAP gross margin of 82% was flat, and non-GAAP gross margin of 86% increased two percentage points driven by higher cloud gross margin, partially offset by continued revenue mix shift to cloud. GAAP gross margin includes restructuring charges of $32 million which negatively impacted GAAP gross margin by 2%. • GAAP operating loss was $96 million, and GAAP operating margin of (7%) decreased four percentage points. Non-GAAP operating income was $323 million and non-GAAP operating margin of 23% was flat. GAAP operating loss includes restructuring charges of $56 million which negatively impacted GAAP operating margin by 4%. • Operating cash flow of $129 million increased 60%, driven primarily by growth in collections. Free cash flow of $115 million increased 54%. Lastly, we are pleased to announce a new share repurchase program of up to $2.5 billion that will commence upon the completion of our current $1.5 billion program. The new program, which has no expiration date, further underscores our confidence in our business, conviction in our significant long- term opportunities, and view that our shares are undervalued. Our demonstrated ability to generate consistent free cash flow allows us to opportunistically return capital to stockholders while continuing to invest to drive durable long-term growth. Revenue (U.S. $ in thousands, except percentage data) 13 DLMN.OLN#LIAADM!F%% L#P#+O#L#MOFNM G.PFL4O".%OCTACMPMCNAC.P"EC T  %  % #LIP#LS#L BLIQNC #P#+O#M SNS-# 4#OANGMPGL.  )-  (   )  . (  :PFCN  .    .))   !LP",NCRC.4CO   )()   .--.  (   %  % #LIP#LS#L BLIQNC #P#+O#M S"#-FISG#+N 2,L4%  -- .  -() , (, 3"P"2C.PCN  )-(, .  ))    8"N+CPM,"AC".%LPFCN  ,( -  ..    !LP",NCRC.4CO   )()   .--.  (   %  % #LIP#LS#L BLIQNC #P#+O#M SB#IBL-CD!L#BDI+ 1-CNGA"O  - -.,  .   (  4841  ,, -  ,(, (  1OG""AGDGA  , ,..  )  ) (  !LP",NCRC.4CO   )()   .--.  (

Revenues by deployment

(U.S. $ in millions, except percentage data)



Marketplace and other (1)
Data Center
Cloud
Note: revenue totals may not foot due to rounding
$1,132
$67
$327
$738
Q4'24
$1,188
$60
$336
$792
Q1'25
$1,286
$77
$362
$847
Q2'25
$1,357
$88
$389
$880
Q3'25
$1,384
$76
$381
$928
Q4'25
$1,433
$62
$373
$998
Q1'26

Year-over-year growth %	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26
Cloud	31%	31%	30%	25%	26%	26%
Data Center	41%	38%	32%	7%	17%	11%
Marketplace and other	16%	16%	23%	(5%)	13%	4%
Total revenues	20%	21%	21%	14%	22%	21%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

ATLASSIAN Q1 FY26 14

Q1 FY26 15 On September 8, 2025, we announced plans to end-of-life (EOL) our Data Center products through a phased approach over a multi-year period. For Data Center subscriptions entered into after September 8, 2025, a higher proportion of total contract value is attributed to the term license component, where revenue is recognized upfront in the period the subscription begins, and a lower proportion is allocated to the ongoing support component, where revenue is recognized ratably over the subscription term. We have detailed the impact of this announcement on total revenue, Data Center revenue, gross margin, and operating margin in the commentary below, and have added supplemental tables that reconcile our updated FY26 outlook to our initial guidance issued on August 7, 2025 on page 27. Strong sales execution and bookings growth drove accelerated RPO growth of 42% to $3.3 billion and current RPO (cRPO) growth of 30% to $2.4 billion in the quarter. Customers recognize the value of our AI- powered platform and are committing to Atlassian through an increasing mix of large, multi-year Cloud deals and greater-than-expected migration momentum from Data Center. Total revenue growth of 21% was driven by Cloud revenue growth and benefited by approximately 1.6 percentage points from the impact of the Data Center EOL announcement on the timing of Data Center revenue recognition (which we refer to as the Data Center EOL revenue recognition impact) discussed above. Cloud revenue growth of 26% was driven by paid seat expansion within existing customers, Data Center to Cloud migrations, cross-sell of additional products, and higher ARPU. Overall, paid seat expansion rates remain stable as customers continue to turn to the Atlassian platform to power their business processes and workflows. Data Center to Cloud migrations, paid seat expansion, and cross-sell of additional products all exceeded our expectations. Data Center End-of-Life Timeline Announcement End of new license sales to new customers End of license sales/expansions and app sales for existing customers End of life - Extended maintenance window opens for certain customers End of support – Approximately three years of extended maintenance for certain customers

Q1 FY26 16 Data Center revenue growth of 11% was driven by price increases, which were partially offset by stronger-than-expected migrations to Cloud, as discussed above. The Data Center EOL revenue recognition impact also contributed approximately 5.7 percentage points to growth in the quarter. Marketplace and other revenue growth of 4% was driven by sales of third-party marketplace apps for Cloud and Data Center offerings. Third-party Data Center app sales were lower-than-expected, given the outperformance of Cloud migrations in the quarter. As a reminder, Marketplace revenue is recognized in full at the time of sale and the take rate on third-party Marketplace apps is lower for Cloud relative to Data Center. Margins, operating expenses, and operating income (loss) (U.S. $ in thousands, except percentage data) GAAP operating expenses increased 27% year-over-year, driven by higher employment costs, including stock-based compensation expenses. During the quarter, we incurred restructuring charges of $56 million associated with a reduction in our customer support organization and a consolidation of office space, which contributed 6 percentage points of growth. Headcount at the end of Q1’26 was 14,089, an increase of 276 from the prior quarter, primarily driven by hiring in Sales and R&D focused on our strategic initiatives in serving our enterprise customers, delivering rapid advancements in AI, and connecting technology and business teams through our System of Work. Non-GAAP operating expenses increased 25% year-over-year and were higher-than-expected primarily driven by the timing of program spend and one-time acquisition-related expenses in the quarter. GAAP operating margin of (7%) was lower-than-expected driven by the restructuring charges, which had a negative impact of 4 percentage points. Non-GAAP operating margin of 23% exceeded our expectations, driven by better-than-expected cloud gross margin. GAAP and non-GAAP operating margins benefited from the Data Center EOL revenue recognition impact by 1.4 and 1.0 percentage points, respectively. DLMN.OLN#LIAADM!F%% GLBD+M+"I-#LND+B#R-#+M#MOGGLS G.PFL4O".%OCTACMPMCNOF"NC%"P"".%MCNAC.P"EC T  %  % 0LIMMGLBD+ 9 9 611ENLOO-"NEG. %   9L.$611ENLOO-"NEG. )%   INFI-#LND+B#R-#+M#M 611LMCN"PG.ECTMC.OCO  (- ,,   ( ) 9L.$611LMCN"PG.ECTMC.OCO   -)  )- #M#L!C+""#P#FI-G#+N#R-#+M#M 611NCOC"NAF".%%CRC,LM-C.PCTMC.OCO - , ) 9L.$611NCOC"NAF".%%CRC,LM-C.PCTMC.OCO  -)  ,( 252503.7.16.4   ( 3LE#ND+B+"MF#M#R-#+M#M 611-"N+CPG.E".%O",COCTMC.OCO )), (- (()) 9L.$611-"N+CPG.E".%O",COCTMC.OCO (. , ( (-(252503.7.16.4)   0#+#LF+""GD+DMNLNDP##R-#+M#M 611EC.CN",".%"%-G.GOPN"PGRCCTMC.OCO  -.   ,, 9L.$611EC.CN",".%"%-G.GOPN"PGRCCTMC.OCO  ))-  . , 252503.7.16.4    5-#LND+BD+!IG# 611LMCN"PG.E,LOO ,))- ) -. 9L.$611LMCN"PG.EG.AL-C )((,., (,.  252503.7.16.4%%( %%)

Net income (loss)

(U.S. $ in thousands, except per share data)

	Q1'26	Q1'25
GAAP results		
Net loss	($51,870)	($123,769)
Net loss per share - diluted	($0.20)	($0.48)
Non-GAAP results		
Net income	$275,651	$199,700
Net income per share - diluted	$1.04	$0.77

Free cash flow

(U.S. $ in thousands, except percentage data)

	Q1'26	Q1'25
Free cash flow		
GAAP net cash provided by operating activities	$ 128,715	$ 80,492
Less: Capital expenditures	(14,112)	(6,151)
Free cash flow	$ 114,603	$ 74,341
% of total revenues	*7.6 %*	*6.3 %*

Customers with >$10,000 in Cloud ARR

For each period ended



40,103
42,864
44,336
45,842
46,844
49,449
50,715
51,978
53,017
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25
Q2'25
Q3'25
Q4'25
Q1'26

We define the number of customers with Cloud ARR greater than $10,000 at the end of any particular period as the number of organizations with unique domains with an active Cloud subscription and greater than $10,000 in Cloud ARR. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue (Cloud MRR) run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

We ended Q1'26 with 53,017 customers with greater than $10,000 in Cloud annualized recurring revenue (Cloud ARR), an increase of 13% year-over-year. These customers represent over 85% of total Cloud ARR and increasingly recognize the power of our enterprise-grade cloud platform, with advanced admin controls, data governance and compliance, performance, and scalability. Our customers continue to look to Atlassian as a strategic partner to help them automate their business processes and workflows in the AI era, and our continued progress in delivering AI innovation is driving Data Center to Cloud migrations and providing enterprises with the ultimate Atlassian experience only available in the Cloud.

ATLASSIAN Q1 FY26 17

Financial targets

(U.S. $)

Q2'26

	GAAP Three Months Ending December 31, 2025
Revenue	$1,535 million to $1,543 million
Cloud revenue growth (year-over-year)	approx. 22.5%
Data Center revenue growth (year-over-year)	approx 17.0%
Marketplace and other revenue growth (year-over-year)	approx 2.0%
Gross margin	85.0%
Operating margin	(5.0%)

	Non-GAAP Three Months Ending December 31, 2025
Gross margin	87.0%
Operating margin	24.5%

FY26

	GAAP Fiscal Year Ending June 30, 2026
Revenue growth (year-over-year)	approx. 20.8%
Cloud revenue growth (year-over-year)	approx. 22.5%
Data Center revenue growth (year-over-year)	approx. 20.0%
Marketplace and other revenue growth (year-over-year)	approx. 5.0%
Gross margin	84.0%
Operating margin	(2.0%)

	Non-GAAP Fiscal Year Ending June 30, 2026
Gross margin	86.5%
Operating margin	25.5%

FY26 Outlook

TOTAL REVENUE

Years of thoughtful planning and investment in product and GTM capabilities culminated in the announcement of Atlassian Ascend this quarter, and we are now ready to support our Data Center customers' migration journeys to the Cloud over the coming years. We have built a true enterprise-grade cloud platform with advanced AI, analytics, and automation capabilities that deliver differentiated value and help our customers drive work forward.

Customer response to Ascend has been incredibly positive, and as such, we are increasing our FY26 Cloud revenue growth outlook to 22.5% to account for a greater expected volume of Data Center to Cloud migrations. In addition, we are also increasing our FY26 total company revenue growth outlook to approximately 20.8%, which includes an expected benefit of approximately 3.2 percentage points from the Data Center EOL revenue recognition impact.

The progress and momentum we are seeing with customers choosing a cloud-first future underscores the unique value of our AI-powered cloud platform. From a total company perspective, our updated outlook for a greater volume of Data Center to Cloud migrations in FY26 results in more revenue recognized on a ratable basis and less recognized in the period of sale.

ATLASSIAN Q1 FY26 18

As a reminder, a portion of Data Center total contract value is allocated to the term license component, where revenue is recognized upfront in the period the contract begins, and the remainder is allocated to the ongoing support component, where revenue is recognized ratably over the subscription term. Cloud revenue is recognized fully ratably over the subscription term.

At the company level, stronger-than-exected cloud migrations results in more revenue recognized on a ratable basis and less revenue recognized in the period of sale.

Illustrative example

Below is an illustrative example showing how a one-year subscription is recognized on Cloud, on Data Center, and the impact the difference in revenue recognition has on total company revenue. This illustrative example assumes a $100,000 contract on the respective deployments begins in Q2.

	Q1	Q2	Q3	Q4	Full Year	cRPO
Data Center Revenue	-	$50,000	$13,000	$13,000	**$76,000**	$24,000
Cloud Revenue	-	$4,000	$25,000	$25,000	**$54,000**	$46,000
Difference in Total Revenue	**-**	**($46,000)**	**$12,000**	**$12,000**	**($22,000)**	**$22,000**

As a result, the advancements across our platform and GTM motions, as well as the Ascend announcement, are fueling stronger Cloud migration momentum, which results in increases in Cloud revenue and RPO and decreases in Data Center revenue.

We have provided additional detail on the expected Data Center EOL revenue recognition impact on total revenue, Data Center revenue, gross margin, and operating margin in the commentary below and have added supplemental tables that reconcile our updated FY26 outlook to our initial guidance issued on August 7, 2025 on page 28.

Additionally, we continue to take what we believe to be an appropriately risk-adjusted approach in setting our FY26 outlook that accounts for macroeconomic uncertainty and potential business disruption from the evolution of our GTM motion. These risk-adjustments allow for negative impacts to key growth drivers across our business, such as paid seat expansion, cross-sell, upsell, and customer retention, as well as overall sales activity within our Enterprise customer base.

Finally, we remain confident in our long-term outlook and ability to grow revenue at a three-year compounded annual growth rate of 20%+ through FY27, as previously communicated.

Further detail and expected trends are provided below:

Cloud revenue

As a result of our Q1 outperformance and expectation for a greater volume of Data Center to Cloud migrations, we are increasing our FY26 outlook. We now expect Cloud revenue growth of approximately 22.5% year-over-year in FY26, with migrations driving a mid-to-high single-digit contribution.

While we have increased our outlook for migrations in FY26, we continue to expect Data Center customers to migrate to Cloud over a multi-year period and adopt hybrid deployment strategies, allowing them to migrate their teams over time.

Overall, we continue to expect Cloud revenue growth to be primarily driven by paid seat expansion in existing customers as we drive increasing wall-to-wall adoption of our apps and collections within enterprise customers. Additionally, we expect a greater proportion of our Cloud revenue growth over time to come from increased focus on cross-selling newly introduced collections like Software Collection and Service Collection. Lastly, we expect to drive higher ARPU through healthy uptake of higher-value editions of our products as customers look to take advantage of the advanced capabilities of the Atlassian cloud platform.

ATLASSIAN Q1 FY26 19

Q1 FY26 Data Center revenue We expect Data Center revenue growth of approximately 20.0% year-over-year in FY26 driven by price increases, partially offset by migrations to Cloud. In addition, we expect the Data Center EOL revenue recognition impact to benefit growth by approximately 11.5 percentage points. With the announcement of Atlassian Ascend, our outlook reflects our expectation for greater migrations to Cloud in FY26 and moderating seat expansion for customers planning to migrate. In terms of seasonality, we expect growth rates to improve in the second half of the year as we fully lap the prior year headwinds related to Server end-of-support driven purchasing and policy changes that limit multi-year Data Center contracts. As a reminder, Data Center revenue growth rates will vary quarter-to-quarter based on the volume of Cloud migrations, the number of large deals, and purchasing dynamics related to price changes. In addition, the Data Center EOL revenue recognition impact will further increase the quarter-to-quarter variability described above. Marketplace and other revenue We expect Marketplace and other revenue growth of approximately 5.0% year-over-year in FY26 driven by sales of third-party marketplace apps for our Cloud and Data Center offerings. As mentioned above, our outlook now accounts for an increase in the volume of Data Center migrations to Cloud, where the take rate for third-party Marketplace apps is lower. GROSS MARGIN We expect GAAP gross margin to be 84.0% and non-GAAP gross margin to be 86.5% in FY26. We expect the Data Center EOL revenue recognition impact to benefit GAAP and non-GAAP gross margin by approximately 0.4 percentage points. Our guidance assumes continued optimization of cloud infrastructure and support costs will offset the negative impact of continued revenue mix shift to cloud and increased AI processing costs as customers deploy and use Rovo across their workflows. OPERATING MARGIN We expect GAAP operating margin to be approximately (2.0%) and non-GAAP operating margin to be approximately 25.5% in FY26. The Data Center EOL revenue recognition impact is expected to benefit GAAP and non-GAAP operating margin by approximately 2.8 percentage points and 2.0 percentage points, respectively. Our guidance also reflects the impact of The Browser Company acquisition, which we expect will be slightly dilutive to FY26 operating margins. Operating expense growth will be driven primarily by investments across our key strategic priorities in enterprise, AI, and System of Work, where we are seeing increasingly positive customer signal and momentum. We expect growth to moderate in the second half of the year, as we continue to focus on driving efficiencies with scale. Our guidance also assumes the rate of stock-based compensation expense growth will moderate in FY26. Lastly, there is no change to our FY27 non-GAAP operating margin target and we remain confident in our ability to deliver operating margin expansion over time. SHARE COUNT We expect diluted share count to increase by less than 2% in FY26. 20

Condensed consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,	
	2025	2024
Revenues:		
Subscription	$ 1,374,502	$ 1,131,948
Other	58,051	55,833
Total revenues	1,432,553	1,187,781
Cost of revenues (1) (2)	257,924	217,624
Gross profit	1,174,629	970,157
Operating expenses:		
Research and development (1) (2)	755,994	603,101
Marketing and sales (1) (2)	336,427	252,393
General and administrative (1)	178,545	146,641
Total operating expenses	1,270,966	1,002,135
Operating loss	(96,337)	(31,978)
Other income (expense), net	18,804	(19,432)
Interest income	29,845	28,564
Interest expense	(8,636)	(7,318)
Loss before income taxes	(56,324)	(30,164)
Provision for (benefit from) income taxes	(4,454)	93,605
Net loss	$ (51,870)	$ (123,769)
Net loss per share attributable to Class A and Class B common stockholders:		
Basic	$ (0.20)	$ (0.48)
Diluted	$ (0.20)	$ (0.48)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders:		
Basic	262,991	260,477
Diluted	262,991	260,477

(1) Amounts include stock-based compensation as follows:

	Three Months Ended September 30,	
	2025	2024
Cost of revenues	$ 19,931	$ 18,214
Research and development	246,494	193,445
Marketing and sales	43,984	35,992
General and administrative	40,718	38,495

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended September 30,	
	2025	2024
Cost of revenues	$ 9,957	$ 10,116
Research and development	94	94
Marketing and sales	3,599	3,672

ATLASSIAN Q1 FY26

21

Condensed consolidated balance sheets

(U.S. $ in thousands)

(unaudited)

	September 30, 2025	June 30, 2025
Assets		
Current assets:		
Cash and cash equivalents	$ 2,322,360	$ 2,512,874
Marketable securities	456,040	424,268
Accounts receivable, net	536,863	778,302
Prepaid expenses and other current assets	311,857	175,793
Total current assets	3,627,120	3,891,237
Non-current assets:		
Property and equipment, net	99,711	105,118
Operating lease right-of-use assets	134,610	169,127
Strategic investments	204,066	221,942
Intangible assets, net	235,890	244,840
Goodwill	1,318,028	1,304,445
Deferred tax assets	3,632	3,762
Other non-current assets	97,443	101,499
Total assets	$ 5,720,500	$ 6,041,970
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 195,313	$ 222,092
Accrued expenses and other current liabilities	562,329	681,601
Deferred revenue, current portion	2,064,083	2,227,002
Operating lease liabilities, current portion	49,050	50,164
Total current liabilities	2,870,775	3,180,859
Non-current liabilities:		
Deferred revenue, net of current portion	217,073	254,252
Operating lease liabilities, net of current portion	188,573	201,483
Long-term debt	988,143	987,684
Deferred tax liabilities	23,726	23,881
Other non-current liabilities	53,274	48,157
Total liabilities	4,341,564	4,696,316
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	5,925,417	5,574,290
Accumulated other comprehensive income (loss)	(2,814)	13,226
Accumulated deficit	(4,543,670)	(4,241,865)
Total stockholders' equity	1,378,936	1,345,654
Total liabilities and stockholders' equity	$ 5,720,500	$ 6,041,970

ATLASSIAN Q1 FY26 22

Condensed consolidated statements of cash flows

(U.S. $ in thousands)

(unaudited)	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024
Cash flows from operating activities:		
Net loss	$ (51,870)	$ (123,769)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	24,333	22,827
Stock-based compensation	351,127	286,146
Impairment charges for leases and leasehold improvements	26,673	—
Deferred income taxes	(80)	(768)
Amortization of interest rate swap contracts	(5,552)	(7,155)
Net loss (gain) on strategic investments	(26,526)	15,292
Net foreign currency loss	1,831	3,040
Other	168	991
Changes in operating assets and liabilities, net of business combinations:		
Accounts receivable, net	241,361	144,030
Prepaid expenses and other assets	(92,680)	(39,914)
Accounts payable	(24,957)	(10,144)
Accrued expenses and other liabilities	(115,016)	(108,168)
Deferred revenue	(200,097)	(101,916)
Net cash provided by operating activities	128,715	80,492
Cash flows from investing activities:		
Business combinations, net of cash acquired	(15,698)	(4,975)
Purchases of property and equipment	(14,112)	(6,151)
Purchases of strategic investments	—	(14,050)
Purchases of marketable securities	(62,763)	(43,704)
Proceeds from maturities of marketable securities	31,887	46,148
Proceeds from sales of strategic investments	—	4,042
Net cash used in investing activities	(60,686)	(18,690)
Cash flows from financing activities:		
Repurchases of Class A Common Stock	(252,807)	(183,610)
Other	—	(3,143)
Net cash used in financing activities	(252,807)	(186,753)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(5,929)	3,564
Net decrease in cash, cash equivalents, and restricted cash	(190,707)	(121,387)
Cash, cash equivalents, and restricted cash at beginning of period	2,513,762	2,178,122
Cash, cash equivalents, and restricted cash at end of period	$ 2,323,055	$ 2,056,735

ATLASSIAN Q1 FY26

23

Q1 FY26 24 0UMCTT.CO2PS4PSCU.PO GWGO9GTD=3G4MP=NGOU4U.POT #%!%.OUJP9TCOFT 9OC9F.UGF  "JSGGPOUJT4OFGF!G4UGNDGS)   ( ( ( ( 3MP9E  -- .  -() , 4B8B3FO8FS  )-(, .  ))  :BSLF84MBDFBOEP8IFS   ,( -  ..  #P8BMSFWFO9FT   )()   .--.   8ODM9EFE-O:BSLF84MBDFBOEP8IFS-T4SFN-FST944PS8SFWFO9F% SFN-FST944PS8DPOT-T8TPGT9CTDS-48-PO$CBTFEBSSBO+FNFO8TGPSBI-+IFSMFWFM PG T944PS8 BDSPTT E-GGFSFO8 EF4MP=NFO8 P48-POT% SFN-FS T944PS8 -T SFDP+O->FE BT "9CTDS-48-PO SFWFO9F PO 8IF DPOEFOTFE DPOTPM-EB8FE T8B8FNFO8TPGP4FSB8-POTBT8IFTFSW-DFTBSFEFM-WFSFEPWFS8IF8FSNPG8IFBSSBO+FNFO8% GTUS9EU9S.O,2JCS,GT #%!%.OUJP9TCOFT 9OC9F.UGF 49S-O+ 8IF G-ST8 R9BS8FS PG G-TDBM =FBS ( (,18MBTT-BO -OD9SSFE DIBS+FT BTTPD-B8FE ;-8I SFE9D-O+ DB4BD-8= -O -8T D9T8PNFST944PS8PS+BO->B8-POBOEDPOTPM-EB8-O+B MFBTF 8PP48-N->F -8T SFBMFT8B8F GPP84S-O8%1T9NNBS=PG 8IFTF SFT8S9D89S-O+DIBS+FTGPS8IF8ISFFNPO8ITFOEFE"F48FNCFS) ( (C=NB.PSBD8-W-8=8=4F-TBTGPMMP;T0 !GWGSCOEGCOF UJGS"GSN.OCU.PO 1GOG+.UT !UPEL$DCTGF 2PN4GOTCU.PO 8GCTG 2POTPM.FCU.PO "PUCM 3PT8PGSFWFO9F  (--    )(  (),,  ) ( !FTFBSDIBOEEFWFMP4NFO8  ?  ?  ( (  ( ( :BSLF8-O+BOETBMFT  ?  ?  .    .   7FOFSBMBOEBEN-O-T8SB8-WF    ?  )-)  ).)  #P8BM  (-..   )(  (,)-  ,-. Restructuring charges (U.S. $ in thousands) (unaudited) During the first quarter of fiscal year 2026, Atlassian incurred charges associated with reducing capacity in its customer support organization and consolidating a lease to optimize its real estate footprint. A summary of these restructuring charges for the three months ended September 30, 2025 by major activity type is as follows:

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024
Gross profit		
GAAP gross profit	$ 1,174,629	$ 970,157
Plus: Stock-based compensation	18,499	18,214
Plus: Amortization of acquired intangible assets	9,957	10,116
Plus: Restructuring charges (3)	31,592	—
Non-GAAP gross profit	$ 1,234,677	$ 998,487
Gross margin		
GAAP gross margin	82%	82%
Plus: Stock-based compensation	1	1
Plus: Amortization of acquired intangible assets	1	1
Plus: Restructuring charges (3)	2	—
Non-GAAP gross margin	86%	84%
Operating income		
GAAP operating loss	$ (96,337)	$ (31,978)
Plus: Stock-based compensation	349,695	286,146
Plus: Amortization of acquired intangible assets	13,650	13,882
Plus: Restructuring charges (3)	55,678	—
Non-GAAP operating income	$ 322,686	$ 268,050
Operating margin		
GAAP operating margin	(7%)	(3%)
Plus: Stock-based compensation	25	25
Plus: Amortization of acquired intangible assets	1	1
Plus: Restructuring charges (3)	4	—
Non-GAAP operating margin	23%	23%
Net income		
GAAP net loss	$ (51,870)	$ (123,769)
Plus: Stock-based compensation	349,695	286,146
Plus: Amortization of acquired intangible assets	13,650	13,882
Plus: Restructuring charges (3)	55,678	—
Less: Income tax adjustments (1)	(91,502)	23,441
Non-GAAP net income	$ 275,651	$ 199,700
Net income per share		
GAAP net loss per share - diluted	$ (0.20)	$ (0.48)
Plus: Stock-based compensation	1.33	1.11
Plus: Amortization of acquired intangible assets	0.05	0.05
Plus: Restructuring charges (3)	0.21	—
Less: Income tax adjustments (1)	(0.35)	0.09
Non-GAAP net income per share - diluted	$ 1.04	$ 0.77
Weighted-average diluted shares outstanding		
Weighted-average shares used in computing diluted GAAP net loss per share	262,991	260,477
Plus: Dilution from dilutive securities (2)	1,323	298
Weighted-average shares used in computing diluted non-GAAP net income per share	264,314	260,775
Free cash flow		
GAAP net cash provided by operating activities	$ 128,715	$ 80,492
Less: Capital expenditures	(14,112)	(6,151)
Free cash flow	$ 114,603	$ 74,341

(1) We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2026 and 2025, we determined the projected non-GAAP tax rate to be 24% and 26%, respectively. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period-specific items include, but are not limited to, changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.

(2) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three months ended September 30, 2025 and 2024, because the effect would have been anti-dilutive.

(3) Restructuring charges include stock-based compensation expense related to the rebalancing of resources for the three months ended September 30, 2025.

ATLASSIAN Q1 FY26 25

Q1 FY26 26 ATLASSIAN CORPORATION Reconciliation of GAAP to non-GAAP financial targets

Reconciliation of the Data Center EoL on Revenue Recognition Impact

Q1 FY26 RESULTS

Q1'26 Results on the tables below may not add up precisely due to rounding

Data Center revenue

Q1 FY26 Data Center Revenue Growth



8.0%
5.7%
(2.6%)
11.0%
Q1'26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Q1'26 Performance
Q1'26 Results

Total revenue

Q1 FY26 Total Revenue Growth



17.8%
1.6%
1.2%
20.6%
Q1'26 Guidance Issued on August 7, 2025*
Data Center EOL Revenue Recognition Impact
Q1'26 Performance
Q1'26 Results

*Guidance shown at the midpoint.

Gross margin

Q1 FY26 GAAP Gross Margin



82.5%
0.2%
(0.8%)
82.0%
Q1'26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Q1'26 Performance*
Q1'26 Results

*Q1'26 performance includes a 2.2 percentage point negative impact from restructuring charges incurred in the quarter, which have been excluded from non-GAAP results.

Gross margin

Q1 FY26 Non-GAAP Gross Margin



84.5%
0.2%
1.5%
86.2%
Q1'26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Q1'26 Performance
Q1'26 Results

Operating margin

Q1 FY26 GAAP Operating Margin



(5.5%)
1.4%
(2.7%)
(6.7%)
Q1'26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Q1'26 Performance*
Q1'26 Results

*Q1'26 performance includes a 3.9 percentage point negative impact from restructuring charges incurred in the quarter, which have been excluded from non-GAAP results.

Operating margin

Q1 FY26 Non-GAAP Operating Margin



20.5%
1.0%
1.0%
22.5%
Q1'26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Q1'26 Performance
Q1'26 Results

ATLASSIAN Q1 FY26
27

Reconciliation of the Data Center EoL on Revenue Recognition Impact

FY26 OUTLOOK

FY26 Guidance as of October 30, 2025 on the tables below may not add up precisely due to rounding

Data Center revenue

FY26 Data Center Revenue



12.5%
11.5%
(4.0%)
20.0%
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook
FY26 Guidance as of October 30, 2025

Total revenue

FY26 Total Revenue Growth



18.0%
3.2%
(0.5%)
20.8%
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook
FY26 Guidance as of October 30, 2025

Gross margin

FY26 GAAP Gross Margin



83.5%
0.4%
0.1%
84.0%
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook*
FY26 Guidance as of October 30, 2025

*Update to outlook includes 0.5 percentage points of negative impact from restructuring changes incurred in Q1'26.

Gross margin

FY26 Non-GAAP Gross Margin



85.5%
0.4%
0.6%
86.5%
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook
FY26 Guidance as of October 30, 2025

Operating margin

FY26 GAAP Operating Margin



(2.5%)
2.8%
(2.3%)
(2.0%)
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook*
FY26 Guidance as of October 30, 2025

*Update to outlook includes 0.9 percentage points of negative impact from restructuring changes incurred in Q1'26 and the impact of the acquisition of The Browser Company of New York, which closed on October 20, 2025 and is dilutive to FY26 GAAP operating margin.

Operating margin

FY26 Non-GAAP Operating Margin



24.0%
2.0%
(0.5%)
25.5%
FY26 Guidance Issued on August 7, 2025
Data Center EOL Revenue Recognition Impact
Update to Outlook*
FY26 Guidance as of October 30, 2025

*Update to outlook includes the impact of the acquisition of The Browser Company of New York, which closed on October 20, 2025 and is slightly dilutive to FY26 non-GAAP operating margin.

28

ATLASSIAN Q1 FY26

Q1 FY26 29 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward- looking, including but not limited to risks and uncertainties related to statements about our platform, offerings and capabilities and planned offering and capabilities, AI solutions, capabilities and partnerships, the broader AI market, System of Work, investments and expenses, customers, Cloud migrations and the Atlassian Ascend initiative, macroeconomic environment, anticipated growth, market position and opportunity, competition, business plans and long term strategies, strategic acquisitions (including the proposed acquisition of DX), leadership transitions, enterprise sales, outlook and results, other key strategic areas, and our financial targets such as total revenue, Cloud, Data Center, and Marketplace and other revenue and GAAP and non-GAAP financial measures including gross margin, operating margin, and share count. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non- GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit and Non-GAAP gross margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, and amortization of acquired intangible assets. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, gain on a non-cash sale of a controlling interest of a subsidiary, and the related income tax adjustments. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 80% of the Fortune 500 and 300,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com